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Exhibit 3.21

RESTATED ARTICLES OF ASSOCIATION OF VANTICO INTERNATIONAL S.A R.L.
Name—Registered office—Duration—Object

Chapter I. Name—Duration—Object—Registered office

Article 1. Name and Duration

        There exists a private limited liability company (société à responsabilité limiteé) under Luxembourg law by the name of "Vantico International S.a r.l." (hereafter the "Company").

        The Company is formed for an unlimited duration.

Article 2. Corporate object

        The corporation may carry out any commercial, industrial or financial operations, any transactions in respect of real estate or moveable property, which the corporation may deem useful to the accomplishment of its purposes.

        The corporation may furthermore carry out all transactions pertaining directly or indirectly to the acquiring of participating interests in any enterprises in whatever form and the administration, management, control and development of those participating interests. In particular, the corporation may use its funds for the establishment, management, development and disposal of a portfolio consisting of any securities and patents of whatever origin, and participate in the creation, development and control of any enterprise, the acquisition, by way of investment, subscription, underwriting or option of securities and patents, to realize them by way of sale, transfer, exchange or otherwise develop such securities and patents, grant to or for the benefit of affiliated companies, any support, loans, pledges, guarantees and (financial) assistance.

        The Company may borrow in any form and proceed to the issue of bonds, notes, certificates and debentures.

Article 3. Registered office

        The Company has its registered office in the City of Luxembourg.

        It may be transferred to any other place within the Grand-Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its shareholder or in case of plurality of shareholders of its shareholders.

        The Company may have offices and branches (whether or not permanent establishments) both in Luxembourg and abroad.

Chapter 11—SHARE CAPITAL

Article 4. Capital

        The Company's subscribed share capital is fixed at six hundred and ninety-four million three hundred and seventy-nine thousand one hundred and twenty Swiss Francs (CHF 694,379,20) represented by seventeen three hundred million fifty-nine thousand four hundred seventy-eight (17,359,478(ordinary shares having a nominal value of forty Swiss Francs (CHF 40) per share.

        The subscribed share capital may be changed at any time by decision of the single shareholder or, as the case may be, by decision of the shareholders' meeting deliberating in the same manner provided for amendments to the Articles.

Article 5. Profit sharing

        Each share entitles to a fraction of the corporate assets and profits of the Company in direct proportion to the number of shares in existence.

Article 6. Transfer of shares

        In case of a sole shareholder, the Company's shares are freely transferable to non-shareholders.

        In case of plurality of shareholders, the transfer of shares inter vivos to third parties must be authorized by the general meeting for the shareholders who represent at least three-quarters of the paid-in capital of the Company. No such authorization is required for a transfer of shares among the shareholders.

        The transfer of shares mortis causa to a third parties must be accepted by the shareholders who represent three-quarters of the rights belonging to the survivors.

Article 7. Redemption of shares

        The Company shall have the power to acquire shares in it own capital.

        The acquisition and disposal by the Company of shares held by it in its own share capital shall take place by virtue of a resolution of an on the terms and conditions to be decided upon by the general meeting of shareholders.

CHAPTER III.—MANAGEMENT—MEETING OF THE BOARD OF MANAGERS—REPRESENTATION—AUTHORIZED SIGNATORIES

Article 8. Management

        The company is administered by one or more managers. In case of plurality of managers, they constitute a board of managers. The manager(s) need not be shareholder(s). The manager(s) is/are appointed by the general meeting of shareholders. The general meeting of shareholders may at any time and ad nutuni (without cause) revoke and replace the manager(s).

        The general meeting of shareholders shall decide on the remuneration and the terms and conditions of appointment of each of the managers.

Article 9. Meeting of the board of managers

        Meetings of the board of managers are convened by any member of the board.

        The managers will be convened separately to each meeting of the board of managers. Except in cases of urgency which will be specified in the convening notice or with the prior consent of all the managers, at least eight days' written notice of board meetings shall be given.

        The meeting will be duly held without prior notice if all the managers are present or duly represented.

        The meetings are held at the place, the day and the hour specified in the convening notice.

        The notice may be waived by the consent in writing or by telefax or by any other suitable telecommunication means of each manager. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the board of managers.

        Any manager may act at any meeting of the board of managers by appointing in writing or by telefax or by any other suitable telecommunication means another manager as his proxy.

        A manager may represent more than one of this colleagues, provided however that at least two managers are present at the meeting.

        Any and all managers may participate in any meeting of the board of managers by telephone or video conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear each other. The participation in a meeting by these means is deemed equivalent to a participation in person at such meeting.

        The board can validly debate and take decisions only if the majority of its members is present or represented.

        Decisions of the board of taken by an absolute majority of the votes cast.

Article 10. Representation—Authorized signatories

        In dealing with third parties, the manager(s) shall have the powers to act in the name of the Company in all circumstances and to carry out and sanction acts and operations consistent with the Company's objects and further provided the terms of this Article 10 shall be complied with.

        All powers not expressly reserved by law or by the present articles of association to the general meeting of shareholders fall within the scope of the competence of the manager, or in case of plurality of managers, of the board of managers. In case of singularity of manager, or in case of plurality of managers, of the board of managers. In case of singularity of manager, the Company shall be bound by the sole signature of the Manager, and, in case of plurality of managers, by the joint signature of any two members of the board of managers. The shareholders may appoint from among the members of the board of managers one or several general managers who may be granted the powers to bind the Company by their respective sole signature provided they act within the powers vested in the board of managers.

        The manager, or in case of plurality of managers, the board of managers may subdelegate his/their powers for specific tasks to one or several ad hoc agents.

        The manager, or in case of plurality of managers, the board of managers will determine the agent(s) responsibilities and his/their remuneration (if any), the duration of the period of representation and any other relevant conditions of his/their agency.

Article 11. Liability of managers

        The manager or the managers (as the case may be) assume, by reason of his/their position, no personal liability in relation to any commitment validly made by him/them in the name of the Company, so long as such commitment is in compliance with the articles of association of the Company as well as the applicable provisions of the law dated 10 August 1915 on commercial companies, as amended (the Law).

CHAPTER IV.—SECRETARY

Article 12. Appointment of a secretary.

        A secretary may be appointed by a resolution of a meeting of the shareholder(s) of the Company (the Secretary).

        The Secretary, who may or may not be a manager, shall have the responsibility to act as clerk of the meetings of the board of managers and, to the extent practical, of the meetings of the shareholder(s), and to keep the records and the minutes of the board of managers and of the meetings of the shareholder(s) and their transactions in a book to,be kept for that purpose, and he shall perform like duties for all committees of the board of managers (if any) when required. He shall have the possibility to delegate his powers to one or several persons provided he shall remain responsible for the tasks so delegated.

        The Secretary shall have the power and authority to issue certificates and extracts on behalf of the Company to be produced in court or, more generally, vis-à-vis any third parties and to be used as official documents.

CHAPTER V.—GENERAL MEETINGS OF SHAREHOLDERS

Article 13. Annual general meeting—Extraordinary general meeting of shareholders

        The annual general meeting of shareholders shall be held annually at the registered office of the Company or at such other place in Luxembourg as may be specified in the notice of the meeting within six months after the close of the financial year.

Article 14. Shareholders' voting rights

        Each shareholder may participate in general shareholders' meeting irrespective of the number of shares which he owns

        Each shareholder has voting rights commensurate to his shareholding.

        Each shareholder may appoint by proxy a representative who need not be a shareholder to represent him at shareholders' meetings.

Article 15. Quorum—Majority.

        Resolutions at a shareholders' meetings are only validly taken in so far as they are adopted by a majority of shareholders owning more than half of the Company's share capital.

        However, resolutions to amend the articles of incorporation and to dissolve and liquidate the Company may only be carried out by a majority in number of shareholders owning at least three quarters of the Company's share capital.

        Resolutions of shareholders can, instead of being passed at a general meeting of shareholders, be passed in writing by all the shareholders. In this case, each shareholder shall be sent an explicit draft of the resolution(s) to be passed, and shall sign the resolution, the passing of resolutions in writing on one or several counterparts in lieu of general meetings shall have the force of a resolution passed at a general meeting of shareholders.

CHAPTER VI.—FINANCIAL YEAR—FINANCIAL STATEMENT—PROFIT SHARING

Article 16. Financial year

        The Company's accounting year begins on January first and ends on December thirty-first of the same year.

Article 17. Financial statements.

        Each year the books are closed and the manager, or in case of plurality of managers, the board of managers prepares a balance sheet and profit and loss accounts.

Article 18. Inspection of documents.

        Each shareholder may inspect the above balance sheet and profit and loss accounts at the Company's registered office.

Article 19. Appropriation of profits—Reserves.

        An amount equal to five per cent (5%) of the net profits of the Company is set aside for the establishment of a statutory reserve, until this reserve amounts to ten per cent (10%) of the company's nominal share capital.

        The balance may be distributed to the shareholder(s) commensurate to his/their shareholding in the Company. The general meeting of shareholders shall, subject to applicable law, have power to make payable one or more interim dividends.

CHAPTER VII.—DISSOLUTION—LIQUIDATION

Article 20. Dissolution

        The insolvency or bankruptcy or any other similar procedure of the shareholder(s) will not cause the dissolution of the Company. The shareholders must agree, in accordance with paragraph 2 of Article 15 of these articles of association, to the dissolution and the liquidation of the Company as well as the terms thereof.

Article 21. Liquidation

        At the time of the dissolution of the Company, the liquidation will be carried out by one or several liquidators, whether shareholder(s) or not, appointed by the shareholder(s) who will determine their powers and remuneration.

CHAPTER VIII.—AUDIT

Article 22. Statutory Auditor—External Auditor

        In accordance with article 200 of the Law, the Company needs only be audited by a statutory auditor if it has more than 25 shareholders. An external auditor needs to be appointed whenever the exemption provided by articles 256 and 215 of the Law does not apply.

CHAPTER IX.—GOVERNING LAW

Article 23. Reference to Legal Provisions

        Reference is made to the provisions of the Law for all matters for which no specific provision is made in these articles of association.

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RESTATED ARTICLES OF ASSOCIATION OF VANTICO INTERNATIONAL S.A R.L. Name—Registered office—Duration—Object